Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13G with respect to the Common Stock of Starcraft Corporation, dated January 10, 2003 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

                                        JAVELIN OPPORTUNITIES LP

Date: January 10, 2003     By: /s/ Thomas C. Barrow

                                        Thomas C. Barrow

                                        Managing Member of the GP

                                        JAVELIN OPPORTUNITIES FUND

OFFSHORE, LTD.

Date: January 10, 2003     By: /s/ Thomas C. Barrow

                                        Thomas C. Barrow

                                         President